BOARD SERVICE AGREEMENT

         This Board Service Agreement (this "Agreement") is by and between Prime Medical Services, Inc., a Delaware corporation ("Prime") and Kenneth S. Shifrin, an individual ("Director"), and shall be effective as of the close of business on December 31, 2001 (the "Effective Date").

                             Preliminary Statements

         Prior to the Effective Date, Director served as the Chairman of the Board of Prime pursuant to an Employment Agreement dated as of December 1, 2001 (the "Employment Agreement").

         Pursuant to a Release and Severance Agreement dated as of the Effective Date, Director and Prime terminated the Employment Agreement and Director resigned from all employee positions with Prime (the "Severance Agreement").

         Director desires to continue to serve on the Board of Directors of Prime upon the terms and conditions stated herein, and Prime desires that Director serve in such capacity until such time as Director resigns or is removed or replaced by shareholder vote in accordance with applicable law and Prime's Certificate of Incorporation and Bylaws.

                             Statement of Agreement

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I.
                      Resignation, Removal or Replacement.

         Section 1.1 Service. Director agrees to serve as a director and as Chairman on Prime's Board of Directors until the earlier of Director's resignation, removal or replacement.

         Section 1.3 Survival. Any expiration or termination of this Agreement shall not release either Prime or Director from their respective obligations to the date of expiration or termination, nor from the provisions of this Agreement which, by necessary or reasonable implication, are intended to apply after termination of this Agreement. Furthermore, the expiration or termination of this Agreement shall not affect, limit, or modify in any manner the existence or enforceability of any other written agreement between Director and Prime.

                                   ARTICLE II.
                               Duties of Director

         Director during the term hereof shall serve as a director of Prime and shall fulfill in good faith the duties required of such position. Director shall use Director's good faith efforts to promote the interests of Prime and Prime's Affiliates, and to preserve their goodwill with respect to their employees, customers, suppliers and other persons having business relations with Prime. Director agrees to accept and hold all such non-employee positions and/or directorships with Prime and Prime's Affiliates as to which Director may, from time to time, be elected. For purposes of this Agreement, Prime's subsidiaries, parent companies and other affiliates are collectively referred to as "Affiliates." Prime and Director each acknowledge that Director is not an employee, agent, joint venturer, or partner of Prime.

                                  ARTICLE III.
                      Compensation; Expense Reimbursements

         Section 3.1 Compensation. As compensation for Director's services during Director's tenure as a director of Prime, Prime shall pay Director, in lieu of customary fees paid by Prime to its Directors, $8,333 per calendar month (prorated for partial months), payable monthly on the fifteenth day of each calendar month throughout the term of Director's service (beginning on the first business day of January 2002). Prime and Director each acknowledge and agree that the Prime shall not withhold amounts from Director's monthly fees. Accordingly, Director is solely responsible for reporting all information and paying all taxes and other withholdings required under applicable law. In addition, Prime shall, at no cost to Director and to the extent legally permitted, (a) maintain at all times following the Effective Date, including, without limitation, periods following the resignation, removal or replacement of Director as a director of Prime, all life insurance policies for Director existing on the Effective Date in full force and effect and (b) provide to Director insurance and indemnification (in each case consistent with levels afforded to Director prior to the Effective Date, whether contractual, statutory or otherwise) for acts or omissions of Director prior to the Effective Date and during the term of this Agreement, including, without limitation, indemnification for any claims asserted relating to, or based in whole or in part upon, Director and Prime entering into this Agreement or any other agreement between Prime and Director.

         Section 3.2 Expenses. Prime shall reimburse all reasonable out-of-pocket travel and business expenses incurred by Director in connection with the performance of Director's duties pursuant to this Agreement. Director shall provide Prime with documentation of Director's expenses, in a form acceptable to Prime and which satisfies applicable federal income tax reporting and record keeping requirements.

                                   ARTICLE IV.
                                  Miscellaneous

         Section 4.1 Assignment. No party to this Agreement may assign this Agreement or any or all of its rights or obligations hereunder without first obtaining the written consent of all other parties hereto. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding sentences of this Section, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This Agreement shall not be deemed to confer upon any person not a party to this Agreement any rights or remedies hereunder.

         Section 4.2 Amendments. This Agreement cannot be modified or amended except by a written agreement executed by all parties hereto.

         Section 4.3 Waiver of Provisions; Remedies Cumulative. Any waiver of any term or condition of this Agreement must be in writing, and signed by all of the parties hereto. The waiver of any term or condition hereof shall not be construed as either a continuing waiver with respect to the term or condition waived, or a waiver of any other term or condition hereof. No party hereto shall by any act (except by written instrument pursuant to this Section), delay, indulgence, omission or otherwise be deemed to have waived any right, power, privilege or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power, privilege or remedy hereunder shall operate as a waiver thereof.

         Section 4.4 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

         Section 4.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                            [Signature page follows]



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                                SIGNATURE PAGE TO
                             BOARD SERVICE AGREEMENT

         EXECUTED by Prime and Director to be effective for all purposes as of the Effective Date provided above.

PRIME:                       PRIME MEDICAL SERVICES, INC.



                             Brad A. Hummel, President and Chief Executive
                             Officer

DIRECTOR:



                             Printed Name: Kenneth S. Shifrin